EXHIBIT 99.1

Platform Specialty Products Corporation
Announces First Quarter of 2016 Financial Results

•	First quarter net sales of $824 million, an increase of 54.0%

•	First quarter organic sales decline of 0.9%

•	First quarter adjusted EBITDA of $168 million, an increase of 27.3%

•	First quarter GAAP EPS of $(0.59) and adjusted diluted EPS of $0.11

•	Integration and synergy plans on track

•	Full year adjusted EBITDA guidance of $725 to $775 million affirmed
West Palm Beach, Fla., May 9, 2016, Platform Specialty Products Corporation (NYSE: PAH) (“Platform” or the “Company”), a global, diversified specialty chemicals company, today announced its financial results for the three months ended March 31, 2016.
First quarter of March 31, 2016:

•
Net sales for the first quarter 2016 were $824 million, an increase of 54.0% on a reported basis and a decrease of 8.2% on a pro forma basis compared to the first quarter of 2015. Organic sales decreased 0.9% year-over-year;

◦	Performance Solutions segment: Net sales were $420 million, a decline of 7.7% from $455 million of pro forma sales in the first quarter of 2015. Organic sales decreased 1.8% year-over-year;

◦	Agricultural Solutions segment: Net sales were $404 million, an 8.6% decline from $442 million of pro forma sales in the first quarter of 2015. Organic sales were flat year-over-year;

•	Adjusted EBITDA for the first quarter 2016 was $168 million, a decrease of 5.6% compared to the first quarter of 2015 on a pro forma basis, and grew 0.3% on a pro forma constant currency basis;

◦
Performance Solutions segment: Adjusted EBITDA was $83 million, a decrease of 7.5% from $90 million of pro forma adjusted EBITDA in the first quarter of 2015. On a pro forma constant currency basis, adjusted EBITDA for this segment declined $2 million or 2.5%, due to increased corporate allocations;

◦
Agricultural Solutions segment: Adjusted EBITDA was $85 million, a decline of 4.0% from $89 million of pro forma adjusted EBITDA in the first quarter of 2015. On a pro forma constant currency basis, adjusted EBITDA for this segment increased $3 million or 3.1%, which was understated due to larger corporate allocations;

◦	Adjusted EBITDA margin was 20.5% compared to a margin of 19.9% in the first quarter of 2015 on a pro forma constant currency basis;

•
Additional cost synergies of $11 million were reported in the first quarter of 2016 from the ongoing integrations in the Agricultural Solutions and Performance Solutions segments. The business remains on track to achieve $40 million of synergies in 2016;

•	Reported net loss attributable to common stockholders was $135 million, compared to a net loss of $27 million for the same period in 2015;

•	Adjusted diluted earnings per share were $0.11 compared to pro forma adjusted diluted earnings per share of $0.16 in the same period of 2015.
CEO Comment
Chief Executive Officer Rakesh Sachdev said, “Platform demonstrated its resilience this quarter in challenging end-markets. Our combined business was essentially flat in down markets in terms of both organic sales and constant currency adjusted EBITDA year-on-year. Excluding the impact of changes in exchange rates and higher corporate costs we are incurring to build our infrastructure, both businesses increased profitability year-over-year. Performance Solutions managed to grow its profits despite a challenging Asian electronics environment on the back of continued strength in automotive and initiatives to improve its mix of higher margin solutions. I am particularly pleased with our Ag results - while the overall market has been down significantly, we have managed to remain flat through a combination of the niche nature of our end-markets and strong execution, particularly in Europe. In the first quarter, our performance was driven by an early spring in Europe and strong demand for our bio-solutions portfolio and selective herbicides to manage glyphosate weed resistance. Working capital grew on the back of a particularly strong March and in line with typical seasonal trends in the Ag market."

Rakesh Sachdev continued, “The benefits of our diversification and variable cost model are best evidenced in tough markets like these. We are benefiting from our focus on less volatile niche markets and our highly-diversified customer base and geographic footprint. We remain internally focused on operating execution, integration and synergy realization which will continue to be key drivers of our success in 2016. We are pleased to affirm our full year guidance, and I look forward to providing updates on our progress in the coming quarters."
Conference Call
Platform will host a webcast/dial-in conference call to discuss its first quarter of 2016 financial results at 5:00 p.m. (Eastern Time) on Monday, May 9, 2016. Participants on the call will include Rakesh Sachdev, Chief Executive Officer; Sanjiv Khattri, Chief Financial Officer; Benjamin Gliklich, Executive Vice President - Operations and Strategy; Scot Benson, President of Performance Solutions; and Diego Lopez Casanello, President of Agricultural Solutions.
To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 99782126. The call will be simultaneously webcast at www.platformspecialtyproducts.com. A replay of the webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agricultural, animal health, electronics, graphic arts, plating, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding Platform's adjusted EBITDA, adjusted diluted earnings per share, expected or estimated revenue, meeting financial goals, segment earnings, net interest expense, income tax provision, restructuring costs and other non-cash charges, the outlook for the Company's markets and the demand for its products, consistent profitable growth, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, performance trends, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities costs and currencies, and the Company's ability to manage its risk in these areas, the Company’s ability to identify, hire and retain executives and other qualified employees, the Company’s assessment over its internal control over financial reporting, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company's ability to raise new debt and equity and to integrate and obtain the anticipated results and synergies from its consummated and future acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2015. Unless required by law, Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
-FINANCIAL TABLES TO FOLLOW-

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(amounts in millions, except per share amounts)	2016	2015
Net sales	$824	$535
Cost of sales	468	328
Gross profit	356	207
Operating expenses:
Selling, technical, general and administrative	284	192
Research and development	20	13
Total operating expenses	304	205
Operating profit	52	2
Other (expense) income:
Interest expense, net	(94)	(39)
Loss on derivative contracts	(5)	—
Foreign exchange (loss) gain	(71)	34
Other income, net	2	2
Total other expense	(168)	(4)
Loss before income taxes and non-controlling interests	(116)	(2)
Income tax expense	(18)	(25)
Net loss	(134)	(26)
Net income attributable to the non-controlling interests	—	—
Net loss attributable to common stockholders	$(135)	$(27)
Loss per share
Basic	$(0.59)	$(0.14)
Diluted	$(0.59)	$(0.14)
Weighted average shares outstanding
Basic	230	192
Diluted	230	192

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(amounts in millions)	2016	2015
Assets
Cash and cash equivalents	$330	$432
Restricted cash	1	—
Accounts receivable, net of allowance for doubtful accounts of $18.5 and $14.4 at March 31, 2016 and December 31, 2015, respectively	1,173	1,023
Inventories	613	518
Note receivable	—	125
Prepaid expenses and other current assets	180	173
Total current assets	2,296	2,271
Property, plant and equipment, net	497	492
Goodwill	4,248	4,022
Intangible assets, net	3,454	3,314
Other assets	99	92
Total assets	$10,593	$10,190
Liabilities & Stockholders' Equity
Accounts payable	420	450
Current installments of long-term debt and revolving credit facilities	189	55
Accrued salaries, wages and employee benefits	61	78
Accrued income taxes payable	70	65
Accrued expenses and other current liabilities	436	414
Total current liabilities	1,176	1,062
Long-term debt and capital lease obligations	5,218	5,174
Long-term retirement benefits, less current portion	82	81
Long-term deferred income taxes	724	679
Long-term contingent consideration	74	71
Other long-term liabilities	224	205
Total liabilities	7,497	7,271
Commitments and contingencies (Note 15)
Redeemable preferred stock - Series B	646	646
Stockholders' Equity
Preferred stock - Series A	—	—
Common stock 400 shares authorized, 230 and 229 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	3,522	3,520
Accumulated deficit	(668)	(533)
Accumulated other comprehensive loss	(588)	(886)
Total stockholders equity	2,269	2,104
Non-controlling interests	181	169
Total equity	2,450	2,273
Total liabilities, redeemable preferred shares and equity	$10,593	$10,190

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(amounts in millions)	2016	2015
		(as restated)
Cash flows from operating activities:
Net cash flows (used in) provided by operating activities	$(210)	$3
Cash flows from investing activities:
Change in restricted cash	(1)	600
Capital expenditures	(12)	(21)
Investment in registrations of products	(8)	(8)
Proceeds from disposal of property, plant and equipment	2	—
Settlement of derivatives	(1)	—
Acquisition of businesses, net of acquired cash	(1)	(2,862)
Other, net	—	—
Net cash flows used in investing activities	(20)	(2,291)
Cash flows from financing activities:
Proceeds from issuance of debt, net of discount and premium	1	2,084
Change in revolving credit facilities, net	133	158
Repayments of borrowings	(9)	(4)
Proceeds from issuance of common stock, net	—	1
Payment of debt financing fees	—	(45)
Change in factored liabilities	(4)	4
Other, net	(1)	—
Net cash flows provided by financing activities	121	2,199
Effect of exchange rate changes on cash and cash equivalents	7	(11)
Net decrease in cash and cash equivalents	(103)	(100)
Cash and cash equivalents at beginning of period	432	397
Cash and cash equivalents at end of period	$330	$297
Non-cash Investing Activities
Settlement of Note Receivable in exchange for OMG Malaysia	$125	$—
Acquisition of OMG Malaysia through the settlement of Note Receivable	$(125)	$—

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS TO
PRO FORMA ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

		Three Months Ended	Three Months Ended
(amounts in millions, except per share amounts)		March 31, 2016	March 31, 2015
Net loss attributable to common stockholders		$(135)	$(27)
Pre-acquisition activity of acquired companies:	(1)
Net sales		—	362
Cost of sales		—	(220)
Selling, technical, general and administrative expense		—	(105)
Research and development expense		—	(12)
Other expenses		—	1
		—	28
Adjustments:
Interest expense for pre-acquisition periods	(1)	—	(47)
Reversal of amortization expense	(1, 2)	64	50
Adjustment for investment in registration of products	(1, 2)	(8)	(9)
Long-term compensation issued in connection with acquisitions	(3)	—	2
Restructuring expenses	(4)	5	2
Manufacturer's profit in inventory purchase accounting adjustments	(5)	12	36
Acquisition and integration costs	(6)	19	31
Non-cash change in fair value of contingent consideration	(7)	3	3
Acquisition put option expiration	(8)	—	(3)
Foreign exchange loss (gain) on foreign denominated external and internal debt	(1, 9)	66	(23)
Other expenses	(10)	3	—
Adjustment to estimated effective tax rate	(11)	1	1
Adjustment to reverse loss attributable to non-controlling interests resulting from the MacDermid acquisition	(12)	(1)	(1)
		165	42
Pro forma adjusted net income attributable to common stockholders		$30	$43

Pro forma adjusted diluted earnings per share	(13)	$0.11	$0.16

Adjusted shares outstanding (in millions)		266	266

PLATFORM SPECIALTY PRODUCTS CORPORATION
CALCULATION OF NON-GAAP ADJUSTED DILUTED SHARES AT MARCH 31, 2016
(Unaudited)

Outstanding shares (millions)	230
Number of shares issuable upon conversion of Series B Convertible Preferred Stock	22
Number of shares issuable upon conversion of PDH Common Stock	8
Number of shares issuable upon conversion of Series A Preferred Stock	2
Stock options	1
Equity awards granted	4
Adjusted Diluted shares	266

NOTE: Totals may not foot due to rounding	6

(1) The Company adjusts for the results of operations of acquired companies prior to their acquisition, adjusted to conform with the Company’s accounting policies and adjustments described herein, in order to facilitate comparison against prior and future results. The Company also adjusts interest expense to represent the additional interest expense that the Company would have incurred had the acquisition-related debt had occurred at the beginning of the periods presented in order to be consistent with the inclusion of the results of operations.
(2) The Company eliminates amortization related to (i) intangibles assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of its products (“registration rights”) as part of ongoing operations, and deducts capital expenditures associated with obtaining these registration rights. The Company believes this adjustment provides insight to the cash flows necessary to maintain and enhance the product portfolio.
(3) Adjustment for the portion of long-term compensation plans associated with acquisitions, primarily the acquisition of Alent plc (the "Alent Acquisition") for the first quarter of 2016 and the acquisitions of Arysta LifeScience Limited (the "Arysta Acquisition") and the Chemtura AgroSolutions business of Chemtura Corporation (the "CAS Acquisition," and together with the Arysta Acquisition, the "Agricultural Solutions Acquisitions") for the first quarter of 2015. The Company does not adjust for the cost of non-acquisition related ongoing long-term compensation plans.
(4) Adjusted for cost of restructuring acquired businesses in both the Agricultural Solutions and Performance Solutions segments.
(5) Adjustment for purchase accounting fair value adjustment to inventory associated with acquisitions charged to cost of sales primarily related to the Alent Acquisition for the first quarter of 2016 and the Agricultural Solutions Acquisitions for the first quarter of 2015.
(6) The Company adjusts for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees; and transfer taxes for the first quarters of 2016 and 2015. For the first quarter of 2016, this adjustment also includes the costs associated with an investigation related to certain past business practices of Arysta, an acquired company, and costs of integrating acquisitions. For the first quarter of 2015, these costs also includes a bonus paid to a member of management of an acquired company related to completing the Arysta Acquisition.
(7) The Company adjusts for the change in fair value of the contingent consideration in connection with the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition").
(8) The Company adjusted for the gain related to the expiration of a put option on the Platform common stock issued in connection with an acquisition during 2014.
(9) The Company adjusts foreign exchanges gains and losses on intercompany and third-party long-term debt because these currencies are out of its control, are expected to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables with third parties.
(10) For the first quarter of 2016, this adjustment primarily corresponds to the write down of certain fixed assets that were disposed during the second quarter of 2016.
(11) The Company adjusts the effective tax rate to 35%. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. These factors would increase the effective tax rate above 35%. As a result of current tax structure, the Company’s effective tax rate in accordance with GAAP was negative (15.9)% for the three months ended March 31, 2016, and the Company's paid cash income taxes amounted to $26.2 million.
(12) The Company adjusts for the non-controlling interest expense or income related to the non-controlling interest created at the time of the MacDermid Acquisition because holders of such equity interest are expected to convert their holdings into shares of Platform common stock.
(13) The Company defines Adjusted Diluted Shares as the outstanding shares of Platform common stock at March 31, 2016 plus the number of shares that would be issued if convertible stock were converted to Platform common stock, vested stock options were exercised, and all awarded equity granted were vested as of March 31, 2016.

NOTE: Totals may not foot due to rounding	7

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS TO
PRO-FORMA ADJUSTED EBITDA
(Unaudited)

(amounts in millions)	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Adjusted net income attributable to common stockholders	$30	$43
Net income attributable to the non-controlling interests	2	1
Adjusted net income attributable to stockholders	32	44
Adjustments to reconcile to pro forma adjusted EBITDA:
Income tax expense	17	24
Interest expense, net	94	86
Depreciation expense	18	15
Investment in registration of products	8	9
Pro-Forma Adjusted EBITDA	$168	$178
PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
(Unaudited)

		Three Months Ended March 31,
(amounts in millions)		2016	2015
Adjusted EBITDA*		$168	$132
Adjustments to reconcile to net loss attributable to common stockholders:
Interest expense, net		(94)	(39)
Depreciation expense		(18)	(8)
Amortization expense		(64)	(40)
Long-term compensation issued in connection with acquisitions	(3)	—	(2)
Restructuring expenses	(4)	(5)	(2)
Manufacturer's profit in inventory purchase accounting adjustments	(5)	(12)	(36)
Acquisition and integration costs	(6)	(19)	(31)
Non-cash change in fair value of contingent consideration	(7)	(3)	(3)
Acquisition put option expiration	(8)	—	3
Foreign exchange (loss) gains on foreign denominated external and internal debt	(9)	(66)	24
Other expenses	(10)	(3)	—
Net loss before income taxes and non-controlling interests		(116)	(2)
Income tax expense		(18)	(25)
Net income attributable to the non-controlling interests		—	—
Net loss attributable to common stockholders		$(135)	$(27)
* See footnote descriptions below the Pro Forma Adjusted Diluted Earnings Per Share table.

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF ORGANIC SALES GROWTH
(Unaudited)

	Three Months Ended March 31, 2016
(amounts in millions)	Performance Solutions		Agricultural Solutions		Total
Change in net pro forma sales	$(35)	(7.7)%	$(38)	(8.6)%	$(73)	(8.2)%
Partial period impacts / dispositions	3	0.6	5	1.2	8	0.9
Foreign exchange impacts	17	3.6	33	7.4	49	5.5
Impact of metal prices	8	1.7	—	—	8	0.9
Organic sales growth	$(8)	(1.8)%	$—	0%	$(8)	(0.9)%

NOTE: Totals may not foot due to rounding	8

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I.	Unaudited Financial Performance
	Three Months Ended March 31,
(amounts in millions)	2016	2015
Revenue
Performance Solutions	$420	$180
Agricultural Solutions	404	355
Total	$824	$535

Adjusted EBITDA
Performance Solutions	$83	$49
Agricultural Solutions	85	83
Total	$168	$132

Adjusted EBITDA Margin
Performance Solutions	19.7%	27.2%
Agricultural Solutions	21.1%	23.4%
Total	20.4%	24.7%

II.	Unaudited Pro Forma Financial Performance
	Three Months Ended March 31,
(amounts in millions)	2016	2015
Revenue
Performance Solutions	$420	$455
Agricultural Solutions	404	442
Total	$824	$897

Adjusted EBITDA
Performance Solutions	$83	$90
Agricultural Solutions	85	89
Total	$168	$178

Adjusted EBITDA Margin
Performance Solutions	19.7%	19.7%
Agricultural Solutions	21.1%	20.1%
Total	20.4%	19.9%

NOTE: Totals may not foot due to rounding	9

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION (continued)
(Unaudited)

III.	Unaudited Pro Forma Constant Currency Financial Performance
	Three Months Ended March 31,
(amounts in millions)	2016	2015
Revenue
Performance Solutions	$437	$455
Agricultural Solutions	437	442
Total	$873	$897

Adjusted EBITDA
Performance Solutions	$87	$90
Agricultural Solutions	92	89
Total	$179	$178

Adjusted EBITDA Margin
Performance Solutions	20.0%	19.7%
Agricultural Solutions	21.0%	20.1%
Total	20.5%	19.9%

IV.	Unaudited Capital Structure
(amounts in millions)	Maturity	Coupon	3/31/2016
Instrument
Corporate Revolver ($500M)	6/7/2019		$115
Term Loan - USD (1)	6/7/2020	L + 450	2,691
Term Loan - EUR (1)	6/7/2020	L + 450	663
Other Debt			54
Total First Lien Debt			$3,523
10.375% Senior Notes due 2021	5/1/2021	10.375%	500
6.5% Senior Notes due 2022	2/1/2022	6.5%	1,100
6.0% Senior Notes due 2023 (Euro)	2/1/2023	6.0%	398
Total Unsecured Debt			$1,998
Total Debt			$5,521
Cash Balance as of 3/31/16			$330
Net Debt			$5,191
Series B Make-Whole (2)			410
Shares Outstanding (3)			266
Market Capitalization (4)			$2,288
Total Capitalization			$7,889
(1) Platform has swapped certain amounts of its floating term loans to fixed rate including $1.2 billion of its USD tranches and €284 million of its Euro tranches. At 3/31/16, approximately 37% of debt was floating and 63% was fixed.

(2) Includes only the potential make-whole “cash” component of the Series B Convertible Preferred Stock as of March 31, 2016. Potential make-whole calculation: ($27.14 – Current PAH Price of $8.60) X 22.1 million shares.

(3) 266 million shares outstanding at 3/31/2016 on a pro forma fully diluted basis, including 22.1 million shares related to the Series B Convertible Preferred Stock.
(4) Based on 3/31/2016 PAH closing price of $8.60.

NOTE: Totals may not foot due to rounding	10

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION (continued)
(Unaudited)

V.	Selected Financial Data
(amounts in millions)	Q1 2016
Book Interest Expense	$97
Cash Interest Expense	100
Book Tax Expense	18
Cash Income Taxes Paid	26
Capital Expenditures	12
Investments in Product Registrations	8
VI. Non-U.S. GAAP Measures
For purposes of Regulation G, a non-U.S. GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.
To supplement the financial measures prepared in accordance with U.S. GAAP, Platform has provided in this release the following non-U.S. GAAP financial measures: pro forma adjusted diluted earnings per share, pro forma sales, adjusted EBITDA, pro forma adjusted EBITDA, and organic sales. We also evaluate and present our results of operations on a constant currency and pro forma constant currency basis. Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Platform's operations that, when reconciled to the corresponding U.S. GAAP measure, helps our investors to understand the long-term profitability trends of our business, and facilitates comparisons of our profitability to prior and future periods and to our peers.  These non-U.S. GAAP measures may not, however, be indicative of the results that the Company expects to recognize for future periods. Non-U.S. GAAP financial measures that the Company uses may also differ from measures that other companies may use. Non-U.S. GAAP financial measures should be considered in addition to, and not a substitute for, financial information prepared in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of these non-U.S. GAAP measures to their most directly comparable U.S. GAAP financial measure. A reconciliation of U.S. GAAP to non-U.S. GAAP financial measures has been provided in the financial tables as part of this release.
Pro Forma Sales
Pro forma sales is defined as sales adjusted for the sales of acquisition as if they had occurred on January 1, 2015. Management believes this measure provides investors with a more complete understanding of sales trends by providing sales on a more consistent basis.
Organic Sales
Organic sales is defined as Net sales growth excluding the impact of currency, metals price, divestitures and partial period impacts, as applicable. Management believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales over differing periods on a consistent basis.
Constant Currency and Pro Forma Constant Currency
Our constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we also evaluate our performance. We calculate constant currency percentages by converting our current-period local currency financial results in to U.S. Dollar using the prior period's exchange rates and comparing these adjusted amounts to our prior period reported results. The pro forma constant currency presentation includes actual results adjusted to reflect acquisitions and related

NOTE: Totals may not foot due to rounding	11

financings as though they had occurred on January 1, 2015 adjusted for the effects of purchase accounting on actual results. Management believes that this pro forma format provides a more complete understanding of the Company's operational results and a meaningful comparison of its performance between periods. However, this pro forma financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Company’s acquisitions been completed as of the dates indicated, or that may be achieved in the future.
Adjusted EBITDA
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted for additional items included in earnings that are not representative or indicative of our ongoing business as described in the footnotes to the non-GAAP measures reconciliations. Adjusted EBITDA is a key metric used by management to measure operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Pro Forma Adjusted EBITDA
Pro forma adjusted EBITDA is defined as Adjusted EBITDA adjusted to reflect acquisitions and the related financings as though they had occurred on January 1, 2015 without the impact of purchase accounting.
Pro Forma Adjusted Diluted Earnings Per Share
Pro forma adjusted diluted earnings per share is defined as net loss attributable to common stockholders adjusted to reflect acquisitions and the related financings as though they had occurred on January 1, 2015 without the impact of purchase accounting, as well as other adjustments consistent with our definition of Adjusted EBITDA. Additionally, we eliminate the amortization associated with (i) intangibles assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of our products (“registration rights”) as part of ongoing operations and deduct capital expenditures associated with obtaining these registration rights. Further, we adjust the effective tax rate to 35% as described in the notes to the reconciliation. The resulting pro forma adjusted net income available to stockholders is divided by the number of shares of outstanding common stock as of March 31, 2016 plus the number of shares that would be issued if convertible stock were converted to common stock, vested stock options were exercised, and all awarded equity granted were vested as of March 31, 2016.
CONTACT:

Investor Relations Contact:
Carey Dorman
Director - Corporate Development
Platform Specialty Products Corporation
1-561-406-8465

Media Contact:

Liz Cohen
Weber Shandwick
1-212-445-8044